Exhibit 10.1

LONE STAR TECHNOLOGIES, INC.

2006 EMPLOYMENT RETENTION POLICY

In order to attract and retain officers and key employees of Lone Star Technologies, Inc. (the “Corporation”) and its operating subsidiaries, particularly in the event of a threat of, or the occurrence of, a Change-in-Control (as defined in Section 1.1 hereof), the Board of Directors of the Corporation (the “Board”) has adopted this 2006 Employment Retention Policy (the “Policy”):

I.              DEFINITIONS

1.1           Certain Definitions.  For purposes of this Policy, the following terms shall have the meanings respectively ascribed thereto:

“Cause” for termination of a person’s employment means his or her illegal conduct or gross misconduct that in either case is willful and results in material damage to his or her Employer’s business or reputation or his or her willful failure or refusal to perform his or her duties or obligations to his or her Employer or to comply in all material respects with the lawful directives of the Employer’s Chief Executive Officer or Board of Directors, provided that he or she has received written notice from his or her Employer stating the nature of such failure or refusal and has reasonable opportunity to correct the stated deficiency.

“Change-in-Control” means, with respect to an Employer that is a subsidiary of the Corporation, (i) any event that results in the Corporation not controlling the Employer or owning all or substantially all of the Employer’s assets and/or voting equity securities or (ii) any Change-in-Control of the Corporation.

“Change-in-Control” means, with respect to the Corporation, any of the following:

(i)            any event affecting the Corporation that would be required to be reported by a reporting company as a change-in-control pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(ii)           any “person” (as that term is used in Section 13(d) of the Exchange Act) becomes the “beneficial owner” (as defined by Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 50% of either the then outstanding shares of the Corporation’s Common Stock or the combined voting power of the Corporation’s then outstanding securities;

(iii)          at any time during any 24-month period, the individuals who were serving on the Board at the beginning of that period or who were nominated for election or were elected to the Board during that period by a vote of at least two-thirds of such individuals still in office shall cease to constitute a majority of the Board;

(iv)          any merger or consolidation of the Corporation with any other corporation or any sale of all or substantially all of the assets of the Corporation, other than a merger, consolidation or sale that results in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of the Corporation or the surviving entity or any parent thereof outstanding immediately thereafter; or

(v)           the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation.

“Effective Date” means October 24, 2006, which is the date of adoption of this Policy by the Board.

“Employer” is the Corporation or any corporation that is or becomes a subsidiary of the Corporation and their respective successors and assigns.

“Good Reason” with respect to the voluntary termination of a person’s employment means the occurrence, contemporaneously with or after a Change-in-Control and without such person’s express written consent, of (i) any adverse change in his or her status, title, position, authority, duties such person is regularly asked to perform, or responsibilities, (ii) a reduction in his or her compensation or any adverse change in his or her benefits, (iii) any material change in his or her employment location or (iv) the failure or refusal of any successor to his or her Employer to expressly assume his or her Employer’s obligations under this Policy; provided, however, a change in a person’s reporting requirements shall not in and of itself constitute Good Reason for purposes of this Policy.

“Named Executive Officer” means each person who on the Effective Date, or at the time of the occurrence of a Change-in-Control, is a “named executive officer” whose compensation is required to be individually disclosed in the Corporation’s proxy statement.

“SIP Officer” means any officer or key employee of the Corporation or any of its operating subsidiaries who is designated to participate in the Corporation’s Strategic Incentive Plan other than a Named Executive Officer.

“Other Officer” means any officer or key manager of the Corporation or an operating subsidiary other than a Named Executive Officer or SIP Officer. “Participant” means each Named Executive Officer, an SIP Officer or Other Officer who has been designated by the Human Resources Committee of the Corporation as a participant in the Policy and has elected to receive the benefits of this Policy by executing and delivering to the Corporation a letter agreement in the form attached as Exhibit “A.”

II.            CASH SEVERANCE PAYMENTS; TAX GROSS-UP
AND “BEST NET” PROVISIONS

2.1           Cash Severance for Named Executive Officers.  If the employment of a Participant who is a Named Executive Officer is terminated without Cause or if he or she resigns for Good Reason contemporaneously with or within two years after a Change-in-Control with respect to his or her Employer, the Corporation will pay such Named Executive Officer contemporaneously with the termination of his or her employment a cash severance amount equal to the mathematical product of (i) the sum of (a) the Named Executive Officer’s then current annual salary (divided by 12) and (b) the higher of his or her average bonus for the immediately preceding two years or his or her target bonus for the current year (divided by 12) and (ii) a severance multiple of either 36, in the case of the Chief Executive Officer of the Corporation, or 30, in the case of each Named Executive Officer other than such Chief Executive Officer.

2.2           Cash Severance for SIP Officers.  If the employment of a Participant who is an SIP Officer is terminated without Cause or if he or she resigns for Good Reason contemporaneously with or within two years after a Change-in-Control with respect to his or her Employer, the Corporation will pay such SIP Officer contemporaneously with the termination of his or her employment a cash severance amount equal to the mathematical product of (i) the sum of (a) such SIP Officer’s then current annual salary (divided by 12) and (b) the higher of his or her average bonus for the two immediately preceding years or his or her target bonus for the current year (divided by 12) and (ii) a severance multiple of up to 24 (as determined by the Human Resources Committee of the Corporation).

2.3           Cash Severance for Other Officers.  If the employment of a Participant who is an Other Officer is terminated without Cause or if he or she resigns for Good Reason contemporaneously with or within two years after a Change-in-Control with respect to his or her Employer, the Corporation will pay such Other Officer contemporaneously with the termination of his or her employment a cash severance amount equal to the mathematical product of (i) the sum of (a) such Other Officer’s then current annual salary (divided by 12) and (b) the higher of his or her average bonus for the immediately preceding two years or his or her target bonus for the current year (divided by 12) and (ii) a severance multiple of up to 12 (as determined by the Human Resources Committee of the Corporation).

2.4           Tax Gross-up and “Best Net” Provisions.  In connection with the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, the Corporation will (i) “gross-up” for tax purposes the payments and benefits to be received by the Named Executive Officers by making additional payments to or for the benefit of each Named Executive Officer to the extent necessary so that after payment of the excise tax and all federal, state and local income, employment and other applicable taxes and excise tax on the additional payments, each Named Executive Officer ends up with what he or she would have received absent payment of the excise tax (i.e., in the same position he or she would have been had there been no excise tax), and (ii) provide for the “Best Net” for the SIP Officers and the Other Officers so that an SIP Officer’s or an Other Officer’s aggregate severance payments and benefits would be reduced to $1.00 less than that amount which would trigger the Section 4999 excise tax if such reduction would result in such SIP Officer or Other Officer receiving a greater after-tax benefit than he or she would receive if the full severance benefits were paid (i.e., the aggregate severance payments and benefits that an SIP Officer or Other Officer receives will be either the full amount of severance payments and benefits or an amount of severance payments and benefits reduced to the extent necessary so that the SIP Officer or Other Officer incurs no excise tax, whichever results in the SIP Officer or Other Officer receiving the greater amount, taking into account applicable federal, state and local income, employment and other applicable taxes, as well as the excise tax).

III.           OTHER SEVERANCE BENEFITS

3.1           Pro Rated Annual Bonus.  Contemporaneously with the occurrence of a Change-in-Control of a Participant’s Employer, the Corporation will pay such Participant a cash amount equal to (i) such Participant’s target bonus amount for the year in which the Change-in-Control occurs multiplied by (ii) a fraction of which (a) the numerator is the number of days elapsed in such year through the date of the Change-in-Control and (b) the denominator is 365.  Nothing in this Policy shall impair in any respect the ability of the Human Resources Committee and the Board of Directors of the Corporation under the annual cash bonus plan to increase the amount of any Participant’s bonus for that year above his or her prorated target bonus payment amount.

3.2           Continued Medical Insurance.  If the employment of a Participant is terminated without Cause or if he or she resigns for Good Reason within two years after a Change-in-Control of such Participant’s Employer, the Corporation will continue to provide the same or equivalent medical insurance coverage for such Participant until the first to occur of (i) such Participant commencing employment with an employer who provides substantially equivalent medical insurance coverage or (ii) 36 months (in the case of the Chief Executive Officer of the Corporation), 30 months (in the case of each Named Executive Officer other than such Chief Executive Officer) or a number of months equal to the applicable severance multiple, as determined by the Human Resources Committee (in the case of the SIP Officers and the Other Officers).

3.3           Outplacement Services.  If the employment of a Participant is terminated without Cause or if he or she resigns for Good Reason within two years after a Change-in-Control of such Participant’s Employer, the Corporation will promptly (and in any event, within 30 days) reimburse the Participant for the reasonable cost of all outplacement services selected by such Participant up to a maximum of $20,000 per Participant in the aggregate.  Outplacement services may include without limitation office space rental, fees and expenses of employment search firms, secretarial expense, travel expense related to seeking employment, professional counseling and other services reasonably related to a Participant seeking new employment or adjusting to the loss of his or her current employment by an Employer.

IV.           MISCELLANEOUS PROVISIONS

4.1           Amendment and Termination.  The Board shall have the right to amend or terminate this Policy at any time, but any such amendment or termination, whether adopted prior to or after a Change-in-Control, shall not adversely affect any person covered by this Policy (i.e., a Participant) prior to such amendment or termination.

4.2           Adoption of Policy by Others.  The Corporation will request that the other Employers adopt this Policy and will make reasonable efforts to require any successor to the business or assets of any Employer expressly to assume and to agree to be bound by this Policy.

4.3           Attorneys’ Fees.  If any Participant is required to institute a lawsuit or take other legal action to enforce his or her rights under this Policy, the Corporation shall pay such Participant’s reasonable attorneys’ fees and expenses.